Exhibit 99.1

About Us:

We invest in a leveraged portfolio of almost exclusively residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. ARM securities reset to more current interest rates within a relatively short period of time allowing for:

•	the expansion of financing spreads during periods of falling interest rates,

•	the recovery of financing spreads diminished during periods of rising interest rates, and

•	smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities.

Experienced Management

Formed in 1985, Capstead’s experienced management team has over 80 years of combined mortgage finance industry experience.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage in vestments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Proven Strategy

We prudently leverage our portfolio to provide the financial flexibility needed to successfully manage through periods of changing market conditions.

Second Quarter Highlights

•	Reported earnings of nearly $30 million, or $0.35 per diluted common share.

•	Book value of $11.82 per common share at June 30, 2010.

•	Portfolio totaled $7.68 billion at June 30, 2010.

•	Portfolio leverage of 6.20 times long-term investment capital at June 30, 2010.

•	Total financing spreads averaged 1.71%.

Quarterly Results

(In thousands, except per share data)	June 30, 2010	March 31, 2010	Dec. 31, 2009*	Sept. 30, 2009	June 30, 2009
Interest income:
Mortgage securities and similar investments	$47,634	$60,150	$70,458	$74,695	$81,062
Overnight investments and swap receivables	135	92	76	69	133

	47,769	60,242	70,534	74,764	81,195

Interest expense:
Repurchase arrangements and similar borrowings	(11,146)	(13,368)	(21,697)	(26,802)	(31,626)
Unsecured borrowings	(2,187)	(2,187)	(2,187)	(2,186)	(2,187)

	(13,333)	(15,555)	(23,884)	(28,988)	(33,813)

Net interest margins	34,436	44,687	46,650	45,776	47,382
Net income	29,759	40,437	2,595	42,085	42,507
Income (loss) available to common stockholders	24,700	35,379	(2,464)	37,027	37,446
Diluted earnings (loss) per common share	0.35	0.51	(0.04)	0.56	0.58
Common dividends per share	0.36	0.50	0.54	0.56	0.58
Common equity raises	—	10,423	1,715	71,288	5,760
Common shares outstanding (EOQ)	70,129	70,116	69,319	69,098	63,874

*	GAAP earnings of $3 million, or a loss of $0.04 per diluted share, after $40 million in charges which nearly eliminated exposure to commercial real estate loans.

Analysts

Firm	Rating*
Deutsche Bank	Hold
FBR Capital Markets	Market Perform
JMP Securities LLC	Market Outperform
Keefe, Bruyette & Woods	Outperform
Macquarie	Outperform
RBC Capital Markets	Outperform
Sandler O’ Neill	Hold
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Hold
Ownership

Institution	% of shares Outstanding**
Wells Capital Management Inc.	7.8%
BlackRock Global Investors	5.0%
Thompson Siegel & Walmsley LLC	3.8%
Vanguard Group Inc.	3.7%
GW Capital Inc.	3.0%
RREEF America LLC	2.9%
Highland Capital Management LP	2.4%
Wellington Management Co. LLP	2.3%
State Street Global Advisors, Inc.	2.0%
Northern Trust Global Investments Ltd.	1.7%

Common Stock Information
NYSE Ticker: CMO
Price as of 6/30/10:	$11.06
52-wk High/Low:	$12.00/$8.12
1Q Dividend:	$0.36
Dividend yield:	13%
(based on annualized 2Q dividend)
2Q Avg Daily Vol:	1,097,100 shares
Series A/Series B Preferred Stock Info
NYSE Ticker: CMOPRA / CMOPRB
Prices as of 6/30/10: $22.75/$14.75
Call Price: $16.40 / $12.50
Liquidation Value: $16.40 / $11.38
Conversion Ratio: 1.6479 / 0.6366
Annualized Dividend: $1.60 / $1.26

*	As of August 11, 2010
**	% based on available filings as of August 11, 2010 and shares outstanding as of June 30, 2010.